Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of our report dated March 24, 2009, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page F-2 of the annual report on Form 10-K related to the consolidated financial statements of ProUroCare Medical Inc. for the years ended December 31, 2008 and 2007 and for the period from August 17, 1999 (inception) to December 31, 2008.  We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

October 16, 2009